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                                                                   Exhibit 99.1

                                  March 29, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

         This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

         Arthur Andersen LLP (Andersen) has represented to Quanta Services, Inc. management that the audit for the fiscal year ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                                     Very truly yours,

                                                     /s/ James H. Haddox

                                                     James H. Haddox
                                                     Chief Financial Officer